News Release

Contact: Stewart Yee

Investor Relations

Affirmative Insurance Holdings, Inc.
(972) 728-2117

AFFIRMATIVE INSURANCE HOLDINGS, INC. COMPLETES AGENCY ACQUISITIONS IN FLORIDA AND TEXAS

ADDISON, Texas (January 4, 2005) – Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM), a producer and provider of personal non-standard automobile insurance, today announced the completion of two previously disclosed acquisitions. The first acquisition consists of the assets of the retail agency and franchise operations of 21st Century Holding Company (Nasdaq: TCHC) and the second acquisition consists of the assets of BW Insurance Agency, Inc.

The 21st Century Holding Company transaction includes the assets of 24 company-owned retail stores and franchise operations consisting of 42 franchise locations in four designated market areas (“DMA®”) in Florida, operating under the FED USA® brand. The retail agency and franchise operations produce approximately $50.0 million annually of non-standard automobile insurance premiums for multiple insurance companies.

The retail stores and franchise operations will continue to operate under the FED USA brand and produce business for the insurance subsidiaries of 21st Century Holding Company as well as for other insurance companies not affiliated with 21st Century Holding Company. Affirmative paid 21st Century Holding Company $7.0 million in cash and will pay up to an additional $2.5 million subject to certain performance criteria being met.

In the BW Insurance Agency transaction, Affirmative acquired the assets of 10 retail stores in Texas, nine in the Houston DMA and one in the Beaumont DMA. These stores produce approximately $5.0 million of non-standard automobile insurance premiums for multiple insurance companies annually, and will be converted to the A-Affordable® brand name and produce business under A-Affordable’s multiple company distribution model.

Affirmative paid BW Insurance Agency $750,000 in cash and will pay up to an additional $750,000 subject to certain performance criteria being met.

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ABOUT AFFIRMATIVE INSURANCE HOLDINGS
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 11 states, including Texas, Illinois, California and Florida.

FORWARD LOOKING STATEMENTS DISCLOSURE
Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as: assumed future results of Affirmative Insurance Holdings, Inc.’s (“the Company”) business; financial condition; liquidity; results of operations; plans; and objectives. In connection with the “safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the Company’s business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of our common stock; changes in business strategy; severe weather conditions; availability, terms, and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; availability of qualified personnel; and the loss of one or more members of the Company’s management team.

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